Exhibit 10.2

February 24, 2026

Richard F. Pops
Connaught House, 1 Burlington Road

Dublin 4, Ireland D04 C5Y6

Dear Richard:

On behalf of Alkermes plc (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company following your retirement as our Chief Executive Officer by providing advisory services and continuing to serve on the Board.

This letter agreement (“Agreement”) supplements the terms of the Employment Agreement by and between you and Alkermes, Inc., a subsidiary of the Company, entered into and effective as of December 12, 2007, as amended (the “Employment Agreement”), as follows:

Term and Duties. Your retirement as Chief Executive Officer will become effective at 11:59pm Eastern Time on July 31, 2026 (the “Transition Date”). Until the Transition Date, and unless otherwise stated herein, your employment, including the payment of your salary and bonus, will be governed by the Employment Agreement. Following the Transition Date, you agree to serve as non-employee Senior Advisor to the Company (“Senior Advisor”) through December 31, 2026 (the “Senior Advisor Service Term”), reporting directly to the incoming Chief Executive Officer. In addition, following the Transition Date, you shall also serve as non-executive chairman of the Board (“Chairman”) until such date as determined by the Board. Your service as Senior Advisor may be terminated for any reason prior to the expiration of the Senior Advisor Service Term by the Company or by you; provided, however, the Company agrees that it shall not terminate your service as Senior Advisor other than for Cause (as defined in the Employment Agreement).

In your role as Senior Advisor, you agree to provide transition and other related services to the Company to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer, as requested by the incoming Chief Executive Officer. In addition, as requested by the incoming Chief Executive Officer, (i) you will continue to be involved in and support an orderly transition of services and relationships relating to Federal policy matters, including but not limited to your involvement in industry trade associations, in each case, coordinating with the incoming Chief Executive Officer and (ii) you will be available to consult with the incoming Chief Executive Officer on other management activities. You and the Company agree that based on the anticipated level of services that you will perform for the Company during the Senior Advisor Service Term, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, during the Senior Advisor Service Term.

As Chairman, you will perform the duties normally assigned to a non-executive chairman of the Board of a publicly-traded corporation, which will include, but not be limited to, (i) chairing meetings of the Board and the Company’s shareholders, (ii) coordinating with the incoming Chief Executive Officer, the Lead Independent Director and other members of the Board to schedule meetings of the Board and prepare the agenda for such meetings, (iii) consulting with and supporting the incoming Chief Executive Officer on the Company’s strategy, including short- and long-range planning activities and growth strategies, and (iv) assisting in communications with investors, analysts and public relations, as requested by the incoming Chief Executive Officer.

Upon the expiration of the Senior Advisor Service Term (or the earlier termination of your advisory services engagement), you shall cease serving as Senior Advisor. Subject to the Company’s governing documents and compliance with applicable law and fiduciary duties, the Board will nominate you to the Board and recommend to the shareholders that you serve as a member of the Board through the Company’s 2027 Annual General Meeting of

Shareholders. If elected by the Company’s shareholders at the 2026 Annual General Meeting of Shareholders, you shall continue to serve as a member of the Board through the Company’s 2027 Annual General Meeting of Shareholders (the “Board Services Term”).

Except as set forth in this Agreement, upon your retirement as Chief Executive Officer, you shall be deemed to have resigned, without any further action by you, from any and all officer, director and other positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates (except for your role as a director of the Board and member of the Financial Operating Committee of the Company) or (ii) held with any other entities (other than the industry trade associations related to your advisory services) at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations or this Agreement conflicts with the rules of any of the entities on which you serve as an officer or director, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation.

During the Senior Advisor Service Term and your term of service as the Chairman:

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you will receive a monthly cash retainer of $75,000 for your service as Senior Advisor during the Senior Advisor Service Term, payable in accordance with the normal payment practices of the Company or its affiliates for this type of consultancy role;
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you will receive an annual cash bonus for fiscal year 2026, payable at the target level (100%), pro-rated to an amount equal to seven-twelfths (7/12) of such bonus amount to reflect your seven months of service as Chief Executive Officer during fiscal year 2026. Such bonus shall be paid at the same time bonuses are paid to the Company’s other executive officers (but in any event, no later than 2 1/2 months following the conclusion of fiscal year 2026);
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you will receive a time-based restricted stock unit award for fiscal year 2026, with a grant value equal to $2,687,500.00, which is consistent with your fiscal year 2025 annual equity incentive award, pro-rated to the amount equal to twelve-forty eighths (12/48) of such grant value to reflect your services during 2026 through the Senior Advisor Service Term. Such equity incentive award shall cliff vest on December 31, 2026, subject to your continued service on such date or as otherwise set forth in the underlying award certificate;
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you will receive a payout of your accrued but unused vacation through July 31, 2026, in accordance with the Company’s vacation policy practices for departing employees then in effect; and
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while serving as Chairman, you will receive a separate Chairman cash retainer fee based on an annual retainer of $40,000 and pro-rated for your service from the Transition Date through the end of your service as Chairman.

In recognition of your continued service on the Board and to induce your entry into this Agreement and to retain your continued services, during your service on the Board:

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your outstanding equity awards will continue to vest based on your continued service relationship with the Company through the end of the Board Services Term;
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you will be eligible to participate in the Company’s compensation program for non-employee directors on the same terms and conditions as the other non-employee directors; provided, however, you will not be eligible to receive any pro-rated annual non-employee director equity grant or any new director equity grant;
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upon the expiration of the Board Services Term, (a) the portion of your outstanding, unvested time-based stock options that are scheduled to vest during the 21-month period following the end of the Board Services

Term, i.e., through February 28, 2029 (“Post-Termination Vesting Period”) shall accelerate and become vested upon the expiration of the Board Services Term, (b) your outstanding, unvested performance-based stock options shall remain outstanding during the Post-Termination Vesting Period and shall vest, if at all, to the extent the underlying performance goal(s) are achieved (but shall expire in all events at the earlier of the expiry of the Post-Termination Vesting Period and the expiration date set forth in such options) and (c) your 2025 performance-based restricted stock unit awards that are scheduled to vest during the Post-Termination Vesting Period shall remain outstanding and shall vest, if at all, based on actual performance during the underlying performance period, notwithstanding any provision of the awards to the contrary; and
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upon the expiration of the Board Services Term, the post-termination exercise periods of your outstanding, vested stock options shall be extended to the earlier of (a) the end of the Post-Termination Vesting Period; and (b) the original expiration date of the applicable stock option;
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Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Employment Agreement) or a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan, as amended) (i) prior to the expiration of the Board Services Term, your outstanding equity awards will be treated no less favorably than as set forth in Section 3(d)(ii) of the 2018 Plan, and (ii) following the expiration of the Board Services Term (including as a result of your termination of Board service in connection with a Change in Control or Sale Event) and prior to the end of the Post-Termination Vesting Period, your outstanding equity awards will become fully vested as of immediately prior to the closing of such Change in Control or Sale Event, with the achievement of the performance-based vesting conditions determined in accordance with the terms of such award(s); provided, that you shall be treated no less favorable than other holders of such awards.

For the avoidance of doubt, (i) any of your outstanding, unvested equity awards that are scheduled to vest beyond the Post-Termination Vesting Period shall terminate in accordance with their terms upon the expiration of the Board Services Term, (ii) you shall not be entitled to any additional compensation for your services following the Transition Date, except as set forth in this Agreement or as otherwise approved by the Compensation Committee of the Board, (iii) for the compensation you receive as Senior Advisor and a non-employee member of the Board, you shall be responsible for all tax obligations as an independent contractor, and the Company shall not withhold any amounts from such payments for taxes and (iv) following the Transition Date, you shall not be eligible to participate in any of the employee benefits provided by the Company or any of its affiliates, subject to your ability to elect COBRA continuation coverage with respect to the Company’s health plans.

Non-Solicitation Covenant. You agree that, during your service as an employee, Senior Advisor and/or service as a director to the Company and thereafter for a period of two (2) years following the final termination of your service relationship for any reason, you shall not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person or entity: (a) solicit, recruit, induce, encourage, or attempt to solicit, recruit, induce, or encourage any individual who is or was employed by the Company or any of its affiliates at any time during the twelve (12) months preceding the end of your employment to terminate his or her employment or other service relationship with the Company or any of its affiliates; (b) hire, employ, engage, or attempt to hire, employ, or engage (whether as an employee, consultant, independent contractor, partner, or otherwise) any such individual; (c) solicit, induce, encourage, or attempt to solicit, induce, or encourage any customer, client, vendor, supplier, licensee, or other business relation of the Company or any of its affiliates (including any prospective customer or business relation with whom you had material contact or about whom you obtained confidential information during the last twenty-four (24) months of your employment) to terminate, diminish, reduce, or otherwise materially alter in a manner adverse to the Company or any of its affiliates its business relationship with the Company or any of its affiliates; or (d) assist, participate in, or facilitate any of the foregoing activities, whether as an employee, consultant, agent, owner, partner, or otherwise. Notwithstanding the foregoing, nothing herein shall prevent you from hiring, without solicitation, an individual who applies for employment as a result of a job advertisement directed to the general public.

Acknowledgments. You acknowledge that the provisions set forth herein are necessary and reasonable to protect the confidential and proprietary information of the Company and have been specifically negotiated between you and the Company to arrive at reasonable and narrowly-tailored restraints that will protect the Company’s legitimate interests in its confidential and proprietary information, without unduly burdening your ability to earn a living. You further acknowledge that a breach or threatened breach by you of your non-solicitation obligations in this Agreement will cause serious and irreparable harm to the Company for which it shall have no adequate remedy at law, and, therefore, in addition to any other rights and remedies that the Company may have, you agree that the Company, without posting any bond, shall be entitled to seek to obtain a temporary restraining order or a preliminary or permanent injunction and other equitable relief to prevent such a threatened, actual, or continuing breach. While the restrictions contained herein are considered reasonable by the parties and necessary for the protection of the legitimate business interests of the Company, it is agreed that if any such restriction is found to be void or voidable but would be valid and enforceable if some part or some parts thereof was deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable. Each of the restrictions set forth above is intended to be entirely separate and severable and if one or more restrictions is found void or unenforceable, the validity of the remaining restrictions shall not be affected.

You further acknowledge and agree that nothing in this Agreement or in any agreement between you and the Company prohibits or limits you (or your attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before the Securities and Exchange Commission (SEC), the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding regarding suspected violations of law, and that you are not required to advise or seek permission from the Company before or after engaging in any such activity. You further acknowledge that, in connection with any such activity, you must inform such authority of the confidential nature of any confidential information that you provide, and that you are not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company or its affiliates, as the Company and its affiliates does not waive and intends to preserve such privileges.

Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any dispute relating to this Agreement shall be subject to the arbitration provisions set forth in your Employment Agreement.

Existing Employment Agreement. You and the Company hereby acknowledge and agree that, you will waive all rights to severance pay and benefits set forth in Sections 5(b) or 6(b) of the Employment Agreement and the provisions of your Employment Agreement that survive your termination of employment shall continue in accordance with their terms. Accordingly, effective on the Transition Date, you shall not be eligible for severance under Section 5(b) of the Employment Agreement as a result of your assumption of the role of Chairman and Senior Advisor, including on account of Good Reason (as defined in the Employment Agreement). You remain eligible for the benefits in your Deed of Indemnification with the Company, dated April 28, 2020, and in your Indemnification Agreement with Alkermes, Inc., a subsidiary of the Company, dated April 28, 2020. Finally, you acknowledge that you shall continue to be bound by the covenants set forth in Section 7 of the Employment Agreement, and, to the extent of any conflict between the restrictive covenants in this Agreement and Section 7 of the Employment Agreement, the more restrictive provision shall govern.

Attorneys’ Fees. The Company agrees to reimburse your attorneys’ fees incurred in this leadership transition (up to a maximum of $60,000) and paid within 60 days following the date hereof.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,
Alkermes plc

By:	/s/ Richard Gaynor
Name:	Richard B. Gaynor, M.D.
Title	Director

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Richard Pops
Richard F. Pops